EXHIBIT 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands of dollars except for ratios)
(Unaudited)

                                                              For the Nine Months Ended
                                                           September 29,   September 30,
                                                               2002            2001

Earnings:

Income before income taxes                                  $  431,687      $ 419,560

Add (deduct):

   Interest on indebtedness                                     48,224         54,233
   Portion of rents representative of the
     interest factor (a)                                        11,133         11,506
   Amortization of debt expense                                    345            348
   Amortization of capitalized interest                          3,055          3,165
                                                             ----------      --------
          Earnings as adjusted                              $  494,444      $ 488,812
                                                             ==========      ========
Fixed Charges:

   Interest on indebtedness                                 $   48,224      $  54,233
   Portion of rents representative of the
    interest factor (a)                                         11,133         11,506
   Amortization of debt expense                                    345            348
   Capitalized interest                                            744          1,433
                                                             ----------      --------
       Total fixed charges                                  $   60,446      $  67,520
                                                             ==========      ========
Ratio of earnings to fixed charges                                8.18           7.24
                                                             ==========      ========

NOTE:

(a)	Portion of rents representative of the interest factor consists of all rental expense pertaining to operating leases used to finance the purchase or construction of warehouse and distribution facilities, and one-third of rental expense for other operating leases.